Exhibit 5.1

DuMoulin Black LLP 10th Floor 595 Howe Street Vancouver BC Canada V6C 2T5 www.dumoulinblack.com

Telephone No. (604) 687-1224

File No. 5813-007

June 21, 2023

Pineapple Financial Inc.

200-111 Gordon Baker Road

Toronto, Ontario M2H 3R1

Canada

Dear Sirs/Mesdames:

Re:	Pineapple Financial Inc. (the “Corporation”)

We are British Columbia (the “Province”) securities counsel for the Corporation and are rendering this opinion in connection with the filing of a registration statement on Form S-1 (the “Registration Statement”) filed by the Corporation under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering made pursuant to an underwriting agreement (the “Agreement”) to be entered into between the Corporation and EF Hutton, a division of Benchmark Investments, LLC, (the “Representative”) and with the other underwriters named on Schedule 1 of the Agreement for which the Representative is acting as representative (the Representative and such other underwriters being collectively called the “Underwriters”) pursuant to which the Corporation will agree to offer and sell to the Underwriters (the “Offering”): (i) common shares (the “Firm Shares”) of the Corporation, with no par value per share (the “Common Shares”) as set forth opposite their respective names on Schedule 1 of the Agreement, at a purchase price being equal to the public offering price of the Firm Shares as set forth in the Agreement; (ii) additional Common Shares (the “Option Shares”), representing fifteen percent (15%) of the Firm Shares sold in the Offering, from the Corporation, all pursuant to the over- allotment option to be granted to the Underwriters, all as further described in the Registration Statement; and (iii) a warrant or warrants (“Representative’s Warrant”) exercisable for Common Shares representing 3% of the number of Common Shares sold in the Offering pursuant to a warrant agreement, substantially in the form attached to the Agreement as Exhibit A.

Unless otherwise specifically stated, all references hereinafter to: (i) the “Shares” shall mean, collectively, the Firm Shares and the Option Shares; (ii) the “Warrants” shall mean, the Representative’s Warrant; (iii) the “Warrant Shares” shall mean, the Common Shares purchasable under the Warrants; and (iv) “Securities” shall mean, collectively, the Shares, the Warrants and the Warrant Shares.

For the purposes of our opinion below, we have relied solely on:

(i)	a certificate of an officer of the Corporation (the “Officer’s Certificate”) dated the date hereof certifying the Articles of Continuance and by-laws of the Corporation; and

(ii)	a Certificate of Compliance dated June 21, 2023 (the “Certificate of Compliance”) issued pursuant to the Canada Business Corporations Act (the “CBCA”) relating to the Corporation.

Whenever our opinion refers to shares of the Corporation whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Corporation by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Corporation. No opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Corporation and certificates of officers provided to us by the Corporation.

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter.

In rendering the opinion expressed in paragraph 1 hereof, we have relied exclusively and without independent investigation upon the Certificate of Compliance, which we assume continues to be accurate on the date hereof.

Our opinions expressed in paragraphs 2 and 3 hereof are subject to the qualification that all necessary corporate action will have been taken in accordance with the CBCA to duly authorize the issuance, sale and delivery of the applicable Securities including, without limitation, to set the issue price therefor.

Other than our review of the Officer’s Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Corporation.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that:

1.	the Corporation exists under the CBCA, has filed the required annual returns and has paid all prescribed fees required under the CBCA;

2.	upon full receipt of payment of the issue price of the Shares and the issuance thereof, the Shares will be validly issued as fully paid and non-assessable shares in the capital of the Corporation; and

3.	upon receipt by the Corporation of the exercise price in full for the Warrant Shares and the issuance of the Warrant Shares in consideration for such exercise price in accordance with the terms of the Warrants, the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ DuMoulin Black LLP